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                                                                      EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 33-15674 on Form S-3, Post-Effective Amendment No. 2 to Registration Statement No. 33-21565 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-30321 on Form S-8, Registration Statement No. 33-36887 on Form S-8, Registration Statement No. 33-52898 on Form S-8, Amendment No. 2 to Registration Statement No. 33-52196 on Form S-3, Registration Statement No. 333-11467 on Form S-3 and Registration Statement No. 333-11469 on Form S-8 of American Pacific Corporation of our report dated November 19, 1996 appearing in this Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 1996.


/s/ Deloitte & Touche

Las Vegas, Nevada
December 18, 1996